EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN NASHVILLE, TENNESSEE

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

          Calabasas Hills, CA – October 19, 2005 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 98th Cheesecake Factory restaurant on October 18, 2005 at The Mall at Green Hills in Nashville, Tennessee.  The restaurant contains approximately 10,600 square feet and approximately 300 seats.

          To celebrate the opening, The Cheesecake Factory hosted a benefit on October 15, 2005 for Gilda’s Club of Nashville, a non-profit organization dedicated to providing people living with cancer, and their families and friends with social activities, lectures, workshops and networking groups.  The ticket price for the event included cocktails, appetizers, a sampling of several entrees, live music and the Company’s signature cheesecakes.  The Cheesecake Factory, along with its vendors, underwrote the event in order to donate 100% of the proceeds from ticket sales, which were in excess of $30,000, to Gilda’s Club of Nashville.

About The Cheesecake Factory Incorporated

          The Cheesecake Factory Incorporated operates 98 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $16.60.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates five upscale casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit www.thecheesecakefactory.com.

###

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100